David E. Coffey C.P.A.

6767 West Tropicana

Suite 216

Las Vegas, NV 89103

August 3, 2004

United States Securities and Exchange Commission

450 Fifth Street, N.W.

Washington DC

USA 20549

Re:                     Beeston Enterprises LTD

                           SEC File No. 333-103621

I have read the statements that I understand Beeston Enterprises Ltd will include under Item 4 of the Form 8-K report it will file regarding the recent change of auditors.  I agree with such statements made regarding my firm.  I have no basis to agree or disagree with other statements made under Item 4.

Best Regards,

/s/ David Coffey

David Coffey C.P.A.